Exhibit 10.1

Agreement to render independent board member services between

Mortlock Securities Ltd, represented by Mr. M. Simmonds, a private company with limited liability incorporated under the laws of the United Kingdom and with a registered address 87a High Street, the old town Hemel Hempstead Herts, 13 AH, herein after referred to as (MSLtd)

and

(Natur International Corp., a public company incorporated under the laws of the State of Wyoming, USA and with a registered address at (Jachthavenweg 124, 1081 JK Amsterdam, the Netherlands, herein after referred to as (NIC).

1. CONSIDERATION.

The board of NIC has approved a resolution appointing Mr. M. Simmonds as independent director and board member of NIC. This decision is reflected in the board resolution dated July 8, 2019.

MSLtd is willing to offer the services of Mr. Simmonds as independent board member. These services are described in article 2 of this Agreement. The Parties explicitly do not intend to conclude an employment agreement between NIC and Mr. Simmonds. Mr. Simmonds is free to independently decide in what way he wishes to carry out the responsibilities connected to his independent board-membership.

This Agreement is entered into for a period of 4 years with the option for a re-assignment as independent board member for another 4 years and shall be effective as of August 15, 2019. The terms and conditions shall remain in full force and effect until terminated earlier in accordance with the provisions of this Agreement (hereinafter the "Term").

This agreement will stipulate the terms, arrangements and conditions for (NIC) as well as for MSLtd to which both parties have agreed to adhere to.

2. RESPONSIBILITIES

a) Mr. Simmonds shall provide advice in his role as independent board member (hereinafter the "Services") to NIC regarding the Business;

b) Independent board member’s primary role is to make the decisions according to the mandate given by the Bylaws of the company and to act as a check and balance on the acts of management. An independent board member is familiar with the fundamentals of the company’s business and be informed about the company’s activities, all with a view to safeguarding the assets of the company and protecting the interests of all shareholders as a whole and discharging their duties with reasonable diligence. Independent directors play an active role in various committees as set up by the company to ensure good governance;

c) As a member of the Board, Mr. Simmonds is co-responsible for the appointment and dismissal of the CEO and CFO of NIC.

d) Mr. Simmonds accepts the afore-mentioned assignment and therewith accepts full responsibility for correctly carrying out the agreed assignment as independent board member.

e) Mr. Simmonds will organize his activities independently.

3. THIRD PARTIES

Mr. Simmonds can provide services to third parties as long as this is not contrary to the provisions of this Agreement, including the non-competition clause, IP clause and confidentiality clause.

4. COMPENSATION

a) During the Term of this Agreement, NIC will pay MSLtd as compensation for the independent board membership rendered by Mr. Simmonds to NIC a fee, excluding VAT (the "Fee"):

a) A base fee of EUR 2.000 per month.

b) For every day worked during a month, including the preparation for and physical attendance - or by means of approved telecommunications - of official board meetings and other tasks and activities asked for by the company, NIC will pay a fee of €1.000 per day up to a maximum of €15.000 in any single month, including the base fee compensation for the board membership. It is explicitly agreed that services as committee member or other additional projects or services are included in this fee arrangement.

c) The Fee payable and (if applicable) the expenses incurred by Mr. Simmonds in relation to the assignment performed, will be paid to MSLtd in arrears on the 10th day after the month ended (the "Payment Date"), unless such date is not a business date (in which case the Payment Date will be the next business day).

d) NIC shall reimburse MSLtd for reasonable costs incurred by Mr. Simmonds in connection with the provision of the assignment (such costs are referred to as the "Expenses"). All Expenses have to be pre-approved by a representative of the executive board.

e) No later than 1 week prior to each Payment Date, MSLtd will provide NIC with an invoice setting forth the Fee payable and (if applicable) expenses incurred by Mr. Simmonds in relation to the assignment performed during the respective month (the “Invoice”). If expenses are incurred by Mr. Simmonds, these have to be specified reagrding the nature and amount of the expenses incurred and provide supporting documents per expense together with the Invoice.

f) NIC will grant MSLtd the right, which right MSLtd may accept at its sole discretion, to acquire a number of shares equal to approximately 1 percent of shares in the issued and outstanding capital of NIC, each with a nominal value of $.038 (together the Shares), subject to (i) the terms and conditions of a separate Agreement to be entered into between NIC and MSLtd and (ii) the requirements resulting from the Articles of Association of NIC and the shareholders agreement in relation to NIC. (a copy of both documents has been provided to MSLtd (the Shares Right).

g) In the event Mr. Simmonds is structurally not available to NIC for a period longer than 2 months, irrespective of the reasons thereof, parties will mutually decide to suspend payment of the base fee and the executive board has the right to terminate the agreement.

h) (NIC) will provide Mr. Simmonds with a proper and market conforming D&O Insurance with a minimum coverage of $ 1 million per event. This amount will be adjusted from time to time to follow the growth and increasing complexity of the company and is intended to increase to $5 million per event by January 1, 2020. NIC will safeguard and fully indemnify Mr. Simmonds and/or MSLtd against any claim form third parties coming forth from actions by the company or decisions taken by the Board, except for gross negligence at the side of Mr. Simmonds and/or MSLtd.

5. SEPARATE AGREEMENT.

a) If MSLtd accepts the options grant, a separate agreement will be composed to further detail the Shares Right upon the discussion with the corporate tax advisors of NIC. This agreement will include the above (paragraph 4.2.1) and the following principles:

i) The share price is based on the last funding that took place prior to signing this agreement;

ii) The total allocation is 1 percent of the outstanding shares prior the merger with Share.

iii) The Shares Right will be vested over a period of three years, unless a change of control (sale of 90% of the entire issued and outstanding shares in the capital of NIC to any third party appears prior to this date. In that case the Shares Right will be vested immediately for MSLtd to participate in this sale;

iv) The Shares Right shall vest in quarterly installments on the first calendar day of each quarter following the start date of this agreement, but to a maximum of 1/3 per calendar year until such Shares have become vested in full;

v) The Shares Right will be terminated entirely, and already vested shares have to be transferred back to NIC in case this Agreement will be terminated on the basis of a termination as stipulated in article 9.ii of this Agreement.

vi) In all other instances of termination of the Agreement, the already vested shares will be transferred to MSLtd with a lock-up until the end of the three years period.

b) The Shares Right is subject to the adherence by MSLtd to the Shareholders Agreement of NIC and the terms and conditions thereof (as amended and restated from time to time), including the transfer restrictions, automatic dilution, the Tag-Along Right and Drag-Along Right and USA SEC listing requirements.

c) MSLtd agrees that it will not directly or indirectly, sell, hypothecate, pledge or otherwise encumber or dispose of, by operation of law or otherwise (collectively Transfer) any Shares Right or Shares to be acquired as a result of the exercise of the Shares Right to any (third) party other than with the written approval of the Board of NIC and unless requested by a majority of the board.

6. INTELLECTUAL PROPERTY

a) Mr. Simmonds acknowledges and agrees that all intellectual property rights and know- how created or developed by Mr. Simmonds as independent board member during the Term of this Agreement rests solely and exclusively with NIC or any affiliated company and will not become part of any co-ownership arrangement.

b) Notwithstanding the other provisions of this Agreement, the Parties agree that the provisions of this clause shall survive the termination of this Agreement for a period on one year.

7. NON-COMPETITION

a) For a period of one year after termination of this Agreement, Mr. Simmonds is not allowed, without the prior written approval of NIC to set up, carry on, alone or with others, or cause to carry on, either directly or indirectly, a business that is equal, similar or related to or in competition with the Business of NIC or any affiliated company in the Netherlands, the UK, or any other country in which NIC operates, or to have a beneficial interest (> 5%) in such a business or to work for such a business in any way, whether or not for payment.

b) Furthermore, for one year after termination of this Agreement, Mr. Simmonds is not allowed, without the written approval of NIC, to work in any way for, approach or maintain business relationships with business relations of NIC and/or any affiliated company, including but not limited to any service provider, agent, distributor, customer or supplier of NIC in the Business, unless the business relation was a contact of Mr. Simmonds prior to this Assignment with NIC. The above is irrespective of who first contacted whom.

8. TERMINATION

a) Both parties can terminate the offering of the assignment as independent board member by written notice, considering a notice period of three (3) months. The resignation of Mr. Simmonds as independent director also leads to the termination of this agreement.

b) The termination of this Agreement shall take effect three (3) months after the date on which the Board of NIC has adapted the resolution following the decision in writing to terminate the contract.

c) Notwithstanding the provisions of clause 8.a en 8.b, a Party may terminate this Agreement with immediate effect by giving a written notice to the other Party upon the occurrence of any of the following events:

i bankruptcy, suspension of payments, dissolution, settlement with creditors, legal merger or demerger of the other Party; or

ii a serious infringement or breach by the other Party of any of its obligations under this Agreement, which has not been remedied within 14 (fourteen) days as of the date on which the terminating Party has given to the other Party a written notice of such infringement or breach.

iii in the event that NIC and MSLtd decide to enter into a shareholder’s agreement, NIC may terminate this Agreement with immediate effect by giving a written notice to MSLtd.

9. CONFIDENTIALITY

a. Confidential Information;

For the purpose of this Agreement "Confidential Information" means all information relating to NIC or any of its affiliates (including, but not limited to, any part of its business, operations, administration, processes, product information, financial affairs, trade secrets, and know how), existing clients and prospective clients and investors. For the avoidance of doubt, it is noted that Confidential Information includes all matters concerning the Storms- Vleeschdrager family and their Family Office (STB Family Office Services B.V.).

b) Confidentiality undertaking;

Mr. Simmonds will undertake:

i. the utmost care to keep all Confidential Information securely and in confidence and not to disclose such information to anyone, save to the extent permitted pursuant to the provisions of this Agreement;

ii. to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information (which shall be no less than reasonable care and discretion); and

iii. not to use the Confidential Information otherwise than for the purposes of or as envisaged by this Agreement and shall not disclose it to any Person, other than as permitted under this Article.

c) Exceptions;

These confidentiality terms shall not apply to the disclosure of Confidential Information if and to the extent:

i. the disclosure is required by applicable law;

ii. the disclosure is required by the rules of any securities exchange on which securities of the Receiving party or any related party thereof are, or are to be, listed;

iii. the disclosure is required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; or

iv. that such information is in the public domain other than through breach of this Agreement;

d) Disclose confidential information;

Mr. Simmonds may disclose certain Confidential Information on a confidential basis to a third party in connection with the Services it is performing on behalf of NIC after written approval of NIC, provided that Mr. Simmonds makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement and provided that it uses all reasonable endeavors to ensure that such recipient complies with those obligations as if it were a party to this Agreement.

e) Return information and documents

Upon termination of this Agreement, BW shall immediately return to NIC any documents, correspondence or other information carriers or copies of any such items belonging to NIC or any other member of the group, which are in the possession of Mr. Simmonds at the time of termination.

f) Survive termination;

Notwithstanding the other provisions of this Agreement, the Parties agree that the provisions of this clause shall survive the termination of this Agreement.

10. MISCELLANEOUS

a) Assignment

MSLtd may not assign its rights and/or obligations under this Agreement without the prior written consent of NIC.

NIC may, at any time and sole discretion, transfer its rights and obligations under this Agreements to any of its affiliates or direct or indirect investors without the prior written consent of MSLtd, provided that (i) such affiliate agrees to comply with all applicable provisions of this Agreement and (ii) MSLtd is given written notice of such assignment by NIC.

b) Previous arrangements

(NIC) and MSLtd agree that the terms and conditions of this Agreement shall replace all previous arrangements, promises and agreements, whether oral or in writing, between NIC and Mr. Simmonds in respect to his independent board member position.

c) Amendment

This Agreement shall not be amended unless in writing signed by both Parties.

d) Partial invalidity

Should any of the provisions of this Agreement be held to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

e) Counterparts

This Agreement may be executed in two or more counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute to be one and the same Agreement binding on both Parties.

f) Electronic signatures

Electronic signatures shall have the same legal effect as original signatures.

g) Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the state of New York, USA.

h) Any dispute arising under this Agreement or from further Agreements, arrangements or undertakings resulting from this Agreement shall be submitted to the competent court in New York, USA, to the exclusion of any other court.

SIGNATURE PAGE TO FOLLOW.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate on ________ in _________________

Natur International Corp.
Represented by Mr. Paul Bartley, CEO

Date: _____________________2019

Mortlock Securities Ltd
Represented by Mr. M. Simmonds

Date: _____________________2019